Exhibit 10.29

BancTec Executive Incentive Plan — FY 2009

Participant Name:	Participant’s Leader:
Participant Title:	Business Unit:
Target Percentage:

Individual Participant Allocation Levels (fill in percentages per Section 7 below):

Business Unit              Corporate              Personal Objectives

BancTec’s Executive Incentive Plan (“EIP” or the “Plan”) is an incentive plan designed to reward key BancTec leaders for their contributions in helping BancTec meet 2009 financial objectives. The payout of the plan will be determined on achieving EBITDA targets.

Basics of the Executive Incentive Plan

1.             Executive Incentive Target Percentage.  Each participant will be assigned an Executive Incentive Target Percentage which will be disclosed to the participant by his or her leader. This will be a percentage of the participant’s actual earnings during 2009 minus commissions, awards, draws, prizes and any additional or special bonus payments.

2.             Eligibility.  BancTec employees eligible for the 2009 Plan are the Chief Executive Officer, Senior Vice Presidents, the Vice President of Marketing, the General Counsel and their direct reports.

3.             Corporate Threshold:  For 2009, no Executive Incentive bonus will be paid unless BancTec achieves Net EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of at least $25 million.

4.             Corporate Payout:  If BancTec’s Net EBITDA is above the Corporate Threshold, then the Executive Incentive Payout Percentage will be scaled according to the following table:

Net EBITDA	Payout %

$25 million	20%
$26 million	50%
$27 million	100%
$28 million	110%
$29 million	120%
$30 million and above	130%

5.             Unit Performance:  If BancTec’s performance is above the Corporate Threshold, then the Unit Executive Incentive Payout Percentage will be scaled according to the following table. Gross EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization and bonus accruals.

Business Unit Gross
EBITDA Attainment	Payout %

85%	20%
90%	50%
100%	100%
Above 100%	Equal to the lesser of the percentage of Business Unit Gross EBITDA attainment or Corporate Net EBITDA attainment, but not less than 100%

6.             Personal Objectives:  Personal objectives development and measurement will be handled by the Business Unit Senior Vice President (or Vice President, if there is no Senior Vice President). Personal objectives must be specified by the relevant Business Unit leader and provided to the Human Resources department before July 31, 2009 for the Participant to be eligible for that portion of the Participant’s bonus.

7.             Allocation Percentage.  All participants at the CEO and SVP level (including the General Counsel and Vice President of Marketing) will be assigned an Allocation Percentage which is based 100 percent on the total Corporate performance target. Participants at the GM/VP level will have an allocation percentage based on a ratio of 50 percent Corporate performance and 50 percent on applicable Business Unit performance. Director level participants (including Finance VPs and Directors) will have an allocation percentage based on a ratio of 75 percent Corporate performance and 25 percent personal objectives.

NOTE: Notwithstanding any other provision of this Plan, no Executive Incentive Plan bonus will be paid to any participant unless the minimum Corporate Threshold is attained.

8.             Examples:

(a)           Assume a Participant’s annual salary is $100,000, his Executive Incentive Plan Target Percentage is 25 percent, and because he is an SVP his Allocation Percentage indicates that 100 percent of his Executive Incentive Bonus will be based upon the Corporate performance target.

(i)            If BancTec achieves Net EBITDA attainment of $27 million, the Participant’s Executive Incentive Bonus will be $25,000.

Corporate Net EBITDA	$27 million
EIP funding level (see table above)	100%

Potential Bonus Amount
Total potential payout	$25,000
Plan funding level	100%
Total Actual Bonus Payout	$25,000

(ii)           If BancTec achieves Net EBITDA attainment of $26 million, the Participant’s Executive Incentive Bonus will be $12,500:

Potential Bonus Amount
Total potential payout	$25,000
Plan funding level	50%
Total Actual Bonus Payout	$12,500

(b)           Assume a Participant’s annual salary is $100,000 and her Executive Incentive Target Percentage is 25 percent. Assume also that this Participant is at the GM/VP level with an Allocation Percentage based 50 percent on the Corporate performance target and 50 percent on the relevant Business Unit’s performance target.

If BancTec achieves Net EBITDA attainment of 27 million and the Business Unit achieves 90% of its Gross EBITDA target, the Participant’s bonus will be $18,750.

Corporate portion of payout:
Corporate Target Payout Amount (25,000 X 50%):	$12,500
Corporate Payout %	100%
Corporate Payout	$12,500

Business Unit portion of payout:
Unit Target Payout Amount (25,000 X 50%):	12,500
Unit Payout %	50%
Unit Payout	$6,250

Total Actual Bonus Payout: Corporate plus Unit Payout	$18,750

(c)           Assume a Participant’s annual salary is $100,000 and her Executive Incentive Target Percentage is 25 percent. Assume also that this Participant is at the Director level with an Allocation Percentage based 75 percent on the Corporate performance target and 25 percent on individual performance objectives. Assume also that the individual achieved 70% of her assigned performance objectives.

If BancTec achieves Net EBITDA attainment of 28 million, the Participant’s bonus will be $25,000.

Corporate portion of payout:
Corporate Target Payout Amount (25,000 X 75%):	$18,750
Corporate Payout %	110%
Corporate Payout	$20,625

Performance Objective portion of payout:
Objective Target Payout Amount (25,000 X 25%):	$6,250
Objective Payout % Achieved	70%
Objective Payout (multiply together)	$4,375

Total Actual Bonus Payout:	$25,000

9.             Revenue Growth Incentive.  If BancTec’s 2009 corporate revenues exceed BancTec’s 2008 revenues by ten percent (10%) or more (after adjusting for divestitures and currency fluctuations), to the extent that sufficient EBITDA is earned in excess of the Corporate Threshold in order to cover the cost of this Revenue Growth Incentive, each individual Participant’s Total Actual Bonus Payout (calculated in accordance with the other provisions of this Plan) will increase by 20% of such calculated Total Actual Bonus Payout. For example, if a Participant’s Total Actual Bonus Payout calculated pursuant to this Plan is $20,000, such Participant will receive a 20% increase (or $4,000) such that the bonus actually paid shall be $24,000.

Questions?

If you have any questions regarding the 2009 Executive Incentive Plan, please contact the Director of Human Resources.

Other Executive Incentive Plan Provisions

1.             The term “Business Unit” as used herein shall mean a) the EMEA business unit, b) the Americas business unit, or, for all persons not in either the EMEA or Americas business units, c) the Corporate business unit.

2.             Worldwide Application:  The EIP will be applied to BancTec business units worldwide unless contrary to applicable law.

3.             No Change to Employment Terms:  None of the information relating to the 2009 EIP contained herein is intended to or will give special rights or privileges to specific individuals or to entitle any person to remain employed by BancTec. Although some of the guidelines set forth herein may suggest that certain procedures or steps be followed, these procedures should not be interpreted as altering an individual’s employment relationship and do not constitute an employment contract or other commitment to continued employment or compensation of any kind. In addition, any bonus under this Plan is not to be construed or interpreted as an integral part of the participant’s compensation. Participation in the Plan in any given year does not guarantee participation in the Plan in subsequent years nor is there any guarantee the Plan itself will be in effect in subsequent years.

4.             Extraordinary Gains and Losses:  EBITDA calculations will exclude any gain or loss on the sale of assets or extraordinary items not included in the relevant budget.

5.             Foreign Exchange Rate Gain and Losses:  EBITDA calculations will exclude foreign exchange rate gain or losses.

6.             Non-cash Compensation Expenses:  EBITDA calculations will exclude non-cash compensation expenses.

7.             Local Currency:  All EIP bonuses will be paid in local currency.

8.             Bank Covenants:  Bank Covenant compliance is required in order to pay EIP bonuses unless compliance has been waived by the relevant lender(s).

9.             Time of Payment:  EIP bonus payments are scheduled to be made (less applicable withholding taxes and routine deductions) as soon as practicable following completion of the corporate fiscal year 2009 audit but in no event later than June 30, 2010.

10.           Employment Requirement:  Unless otherwise specified by a written contractual arrangement, to be eligible to receive any bonuses pursuant to this Plan, the participant must be an active employee of BancTec on the date BancTec pays the 2009 EIP bonuses with one exception: if an employee (a) is involuntarily separated from BancTec after December 31, 2009 but before the date bonuses are paid and (b) such employee becomes eligible for extended severance payments under BancTec’s then-current Severance Policy (including signing a general release and complying with all other requirements specified in such Severance Policy), then such employee will be eligible to receive his or her bonus on the date EIP bonuses are paid. Other than as specified in the immediately preceding sentence, separation from BancTec for any reason prior to receiving a bonus payment pursuant to EIP will result in forfeiture of all potential payment eligibility regardless of any objectives achieved or company, business unit or regional financial performance while employed.

11.           Discretionary Awards:  Notwithstanding any other provision of this Plan, the amount of the bonus, if any, will be based upon corporate, business unit and regional financial performance as well as the participant’s ongoing performance which is to be determined at the sole discretion of the BancTec Chief Executive Officer. BancTec’s Chief Executive Officer has the sole discretion to determine the amount, if any, or no amount for which a participant may be eligible. In the case of the Chief Executive Officer, such discretionary authority shall be vested in the Compensation Committee of the Board of Directors. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors and/or the full Board of Directors may increase, reduce or eliminate any payout under this Plan or alter this plan at their discretion.

12.           Proration:  Bonus payouts will be prorated for the following individuals unless prohibited by applicable law: participants who become eligible after January 1, 2009 based upon the date they were added to EIP; participants removed from EIP due to change in position or transfer (if objectives have been successfully completed during their eligibility period); and participants who were on Short-Term Disability or Long-Term Disability during the Plan year.

13.           Term:  This Plan is effective as of January 1, 2009, and will remain in effect through the fiscal year ending December 31, 2009.

14.           Amendment; Cancellation:  BancTec reserves the right, in its sole discretion, to amend or cancel this Plan at any time without notice.

15.           Disputes:  Any disputes relating to this Plan must be in writing and addressed to the Chief Executive Officer of BancTec, Inc. All decisions of the Chief Executive Officer are final.

16.           Governing Law:  This Plan is issued from the Company’s worldwide headquarters in Irving, Texas, and shall be governed in accordance with the laws of the State of Texas unless applicable law provides otherwise.

Participant Signature :		Leader’s Signature :

Printed Name	Date	Printed Name	Date

*acceptable signatures are electronic digital or handwritten
*approved objectives and a signed Plan document must be submitted to HR